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                            On Site Sourcing, Inc.
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                (Name of Registrant as Specified In Its Charter)

                            On Site Sourcing, Inc.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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U.S. Technologies and On-Site Sourcing Sign Definitive Agreement.

 WASHINGTON--Sept. 28, 2000--U.S. Technologies Inc. (NASDAQ BB:USXX - news), an Internet enterprise developer and business-to-business technologies integrator, today announced it has signed a definitive merger agreement to acquire On-Site Sourcing (NASDAQ Small Cap:ONSS - news), a leading provider of digital imaging, document management, and litigation reprographics services to law firms, corporations, consulting firms, accounting firms and financial institutions.

Both companies' boards of directors have approved the definitive agreement.

Under the terms of the definitive agreement, On-Site's stockholders will exchange their shares for U.S. Technologies' shares and cash in a transaction valued at $35 million for all outstanding shares and shares subject to issuance pursuant to options outstanding, plus the assumption of On-Site debt.

On-Site stockholders can elect to receive U.S. Technologies' stock, cash, or a combination of stock and cash subject to proration due to the cash limitation and adjustment formula discussed below. The transaction is intended to be tax-free to On-Site stockholders to the extent they receive shares of U.S. Technologies' common stock.

To ensure tax-free treatment of the transaction, holders of at least 50% of the outstanding shares of On-Site common stock will receive U.S. Technologies common stock. Accordingly, the aggregate cash consideration paid at closing will be limited to the lesser of 50% of the number of shares of On-Site common stock outstanding at closing or $12 million.

The exchange ratio for the stock portion of the merger consideration is subject to an adjustment formula based on the average trading price of U.S. Technologies' common stock during a twenty trading-day period ending three full trading-days before the closing of the merger. If U.S. Technologies' average stock price per share for the adjustment period is:

* less than $0.75, the value assigned to the U.S. Technologies' common stock in the exchange ratio will be fixed at $0.75, except that On-Site may terminate the merger agreement if the average stock price during the adjustment period is below $0.67.

* equal to or greater than $0.75 but less than $0.90, the value assigned to the U.S. Technologies' common stock in the exchange ratio will be the average stock price during the adjustment period.

* equal to or greater than $0.90 but less than $1.15, the value assigned to the U.S. Technologies' common stock in the exchange ratio will be fixed at $1.00.

* equal to or greater than $1.15, the value assigned to the U.S. Technologies' common stock in the exchange ratio will be fixed at $1.15.

On-Site's publicly traded warrants to buy shares at $6.00 are expected to be converted to U.S. Technologies' warrants, with the exercise price and number of shares to be adjusted based on the stock conversion formula for the merger. The expiration date of these warrants will be extended for one year to July 8, 2002.

All options outstanding at closing will be converted into options to purchase U.S. Technologies' common stock, with the exercise price and number of shares to be adjusted based on the stock conversion formula for the merger. In addition, in connection with the closing, U.S. Technologies will make 3.6 million options available for grant to employees of On-Site Sourcing.
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On July 31, 2000, the companies had announced an Agreement in Principle which called for On-Site's shareholders to exchange their shares for approximately
26.25 million U.S. Technologies' shares and $8.75 million in cash. Under the terms of the definitive agreement, U.S. Technologies raised the cash component of the deal to as much as $12 million and agreed to make the stock component subject to adjustment within certain ranges of trading prices for U.S. Technologies' common stock.

Also, On-Site's two top executives, CEO Christopher Weiler and Vice-President of Marketing Allen Outlaw, have agreed to elect to receive only stock in the merger and will exchange all of their shares of On-Site common stock for shares of U.S. Technologies' common stock. Both Weiler and Outlaw will become members of the U.S. Technologies board of directors at closing.

The revised terms and the commitment to elect stock consideration from Weiler and Outlaw increases the amount of cash consideration available for On-Site's public shareholders by reducing the amount of current outstanding shares eligible for the cash election by 571,000.

On-Site's directors and officers owning 23% of the outstanding On-Site shares have agreed to vote for the merger. Owners of more than 50% of U.S. Technologies voting securities have committed to voting for the merger. Closing will be subject to usual conditions including necessary shareholder approvals and SEC registration of securities to be issued in the merger, as well as adoption of U.S. Technologies already announced charter amendment to increase the common shares it is authorized to issue. The companies hope to complete these steps and close the merger early next year.

"We believe this is an attractive transaction for our shareholders. We expect to leverage U.S. Technologies' contacts in the business, technical and financial communities to strengthen our operations following the acquisition," said Chris Weiler, President and CEO of On-Site. Weiler further stated, "U.S. Technologies has assembled an excellent management team and portfolio of associated companies and I firmly believe that, as holders of U.S. Technologies stock, our shareholders will enjoy many years of superior returns."

Gregory Earls, U.S. Technologies Co-Chairman and Co-CEO, said "we are quite pleased with both the terms of the agreement and the opportunities that On-Site is anticipated to provide for U.S. Technologies and our Associated Companies. We are a vastly different company today than we were this time last year, and believe this acquisition integrates well with our strategic plan and will enhance our future prospects."

The On-Site acquisition is part of U.S. Technologies' strategic plan to combine leading edge Internet technology companies with more traditional, established companies that will complement and integrate the technologies of its emerging associated companies.

As part of its strategy, U.S. Technologies will continue to pursue
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opportunities for formation of, or significant investments in, Internet technology companies that develop scalable products and services that are on the verge of going to market, and then support and nurture these emerging companies in order to accelerate their establishment in the marketplace.

Currently, U.S. Technologies has strategic investments in eight companies:

* PromiseMark, Inc. (www.promisemark.com) - the country's premier provider of Internet and data related protection plans. PromiseMark offers a suite of products that provide protection to keep individual computer users up and running in a world of growing online risks.

* Portris, LLC - a software company that develops technology that revolutionizes team-oriented information management over a network, allowing business groups to efficiently manage large amounts of information via the Internet.

* OneMade Inc. (www.onemade.com) - the marketplace for all things handmade, is the World's online arts and crafts neighborhood dedicated to serving people with a passion for handmade products. The company's website was launched in July 2000.

* Urban Box Office Network (www.ubo.net) - the next generation media company that provides a unique on and off-line cultural and commercial platform for the Urban Mindset. UBO defines the Urban Mindset as a global community that shares common interests in music, arts, sports, and fashion, and establishes trends for the emerging worldwide market.

* MEI Software Systems, Inc. (www.meisoft.com) - a software developer that enables associations to become e-associations by providing leading edge Web technology to create custom, robust vertical Web portal sites

* Buyline.net, Inc. - trading zone developer that partners with community organizations to create, market, and operate e-commerce enabled web communities. These partners include publishers, trade and professional organizations, and corporations with dealer/franchise networks.

* bluemercury, Inc. (www.bluemercury.com)- clicks & bricks retailer that enhances the lifestyle of time-starved women by offering a carefully edited selection of high quality, indulgent, and innovative beauty and apothecary products available both on their website and in their EFX retail stores.

* WebMilestones.com (www.webobits.com) - online publisher of information on life milestones. WebMilestones.com has launched its first site, WebObits.com, designed to complement local newspaper death notices and obituary services.o

On-Site Sourcing


On-Site Sourcing provides digital imaging, document management, litigation reprographics services, offset printing, and facilities management throughout the East Coast. On-Site's clients include law firms, corporations, non-profit organizations, accounting firms, financial institutions and other organizations. On-Site currently operates in the New York City, Washington, D.C., Atlanta, Philadelphia and Baltimore markets.


U.S. Technologies Inc.


U.S. Technologies is an Internet enterprise developer of early stage and emerging companies and is a business-to-business technologies integrator. The company integrates the technologies of its Associated Companies with those of established companies to give these companies a new opportunity to launch their Internet-based products and services and to accelerate the growth and success of its Associated Companies. U.S. Technologies has recently been named one of the Top 50 technology companies to watch in the Washington, DC metro area by LocalBusiness.com (formerly dbusiness.com).

This release contains "forward looking statements" concerning prospective future events and results. Such prospective events include acquisitions and investments, and prospects for such acquisitions and investments. U.S. Technologies cautions that actual developments and results may differ materially from its prospective future events. There can be no assurance that the conditions necessary to completing any prospective event will occur.

Additional investments in the Company, or by the Company or an unrelated person in any of the Company's associated companies, provide no assurance that the Company or such associated company will succeed or that the Company's investments will be recovered or that the Company or any of its associated companies will be profitable.

The Company's assets and operations, including results of operations, would be affected materially by either occurrence of any such event or the failure of any such event to occur, by the extent to which it and its associated companies continue to have access to financing sources on reasonable terms in order to pursue its and their business plans, by the success or failure of the business plans of its associated companies, by economic conditions generally and particularly in the developing e-commerce market, by competition and technological changes in its and its associated companies' industries and businesses, and by the results of its and its associated companies' operations if and when operating.

The Company's assembly and other outsourcing business activities involve a limited number of facilities serving a limited number of customers, all of which are subject to material changes outside the Company's control. The Company is contemplating a sale or other disposition of this business, but there can be no assurance either that any such sale or other disposition will occur or as to the nature of the terms for any such sale or other disposition.

This notice is not intended to constitute an offer to sell or an offer to buy any securities. Any securities to be issued pursuant to the proposed merger described in this press release will be issued pursuant to the applicable provisions of the Securities Act of 1933. Investors are urged to read the relevant documents to be filed with the Securities and Exchange Commission, which will contain important information about the transaction.
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Investors can obtain any document filed with the Commission for free at the
Commission's web site at http://www.SEC.GOV.

CONTACT:
     U.S. Technologies Inc. -  www.usxx.com
     Holly Moskerintz, Communications, 202/466-3100 hollym@usxx.com
      or
     Dana Rochelle, Investor Relations, 202/466-3100 drochelle@usxx.com
      or
     On-Site Sourcing - www.onss.com
     Jason Parikh, CFO, 703/276-1123
     jparikh@onss.com